[LOGO OF FIDELITY FEDERAL BANCORP]


Contacts:           Donald R. Neel, President and CEO  (812) 429-0550, ext. 3301
                    Mark A. Isaac, VP and CFO          (812) 429-0550, ext. 3319

For Immediate Release:              July 21, 2004


               FIDELITY FEDERAL BANCORP REPORTS INCREASED EARNINGS

(Evansville, IN) Fidelity Federal Bancorp (the "Company") (NASDAQ: FFED), the holding company of United Fidelity Bank, fsb (the "Bank"), reported net income for the quarter ended June 30, 2004 of $110,000 or $0.01 per share on a basic and diluted basis. The results are compared to net income of $103,000, or $0.01 per share on a basic and diluted basis for the quarter ended June 30, 2003. For the year-to-date period ended June 30, 2004, the Company reported net income of $175,000, or $0.02 on a basic and diluted basis compared to $158,000, or $0.02 for the same period last year.

Return on equity was 2.82% for the quarter ended June 30, 2004, compared to 3.06% for the same period ended June 30, 2003. Return on assets for the quarter ended June 30, 2004 was 0.23% compared to 0.29% for the same period ended June 30, 2003. The Company's net interest margin for the quarter was 2.42%, compared to 1.99% last year, due primarily to an increase in consumer and commercial loans outstanding during the quarter, as well as a lower cost of funds. For the year-to-date period ended June 30, 2004, the net interest margin was 2.48% compared to 1.78% for the same period last year.

Non-interest income decreased 40.4% to $659,000 for the quarter from $1.1 million last year primarily due to non-recurring events last year such as gains on sales of foreclosed assets, and the significant increase in mortgage loan volume. Non-interest income for the first half of 2004 decreased 41.5% to $1.4 million compared to $2.3 million in 2003. Non-interest expense decreased 3.4% to $1.6 million for the second quarter of 2004 compared to $1.7 million last year. For the year-to-date period, non-interest expense decreased 6.8% to $3.2 million in 2004 compared to $3.4 million in 2003.

Capital ratios at the Bank remain well above regulatory "well-capitalized" minimums. Risk-based capital at June 30, 2004 was 13.85%, compared to 12.50% at June 30, 2003. The Bank's ratio of tangible equity to assets was 7.03% at June 30, 2004 compared to 7.63% at June 30, 2003. The Bank's Tier 1 risk-based capital to assets was 9.82% at June 30, 2004, compared to 10.17% at June 30, 2003.

Total classified assets decreased by 45% to $1.1million at June 30, 2004 compared to $2.0 million at June 30, 2003. The reduction in classified assets was primarily due to the liquidation of two problem loans at book value. The allowance for loan loss and valuation allowance for letters of credit to total loans and letters of credit at June 30, 2004 and 2003 was 0.74% and 0.93%, respectively. Non-performing assets as a percentage of total assets declined by 53.1% to 0.53% at June 30, 2004 compared to 1.13% at June 30, 2003.


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President and CEO Donald R. Neel noted, "Second quarter 2004 results reflect continuing loan and asset growth, improvements in net interest margin, asset quality and non-interest expense, which largely served to offset the reduction in non-interest income compared to the second quarter of 2003. Neel also noted, "While rising interest rates resulted in reduced mortgage loan originations during the quarter, the Bank saw an increase in commercial lending activity, and an increase in automobile lending. Neel stated finally, "The Company's asset quality ratios improved sharply over last year due to the liquidation at book value of approximately $1.0 million in two non-accrual loans during the first half of 2004."

This news release contains forward-looking statements that are based upon the Company's current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to vary materially are economic conditions generally and in the market areas of the Company, the Bank, overall loan demand, increased competition in the financial services industry, retention of key personnel, and the impact of the Bank's Supervisory Agreement with the Office of Thrift Supervision. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, the Bank's borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

The Company is a unitary savings and loan holding company based in Evansville, Indiana. Its savings bank subsidiary, United Fidelity Bank, fsb, maintains five locations, four in Evansville and one in Warrick County. The Company's stock, which is quoted on NASDAQ under the symbol FFED, most recently traded at $1.69.


Information on FFED is available on the Internet at http://www.unitedfidelity.com


                                    -- END --




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                      [LOGO OF FIDELITY FEDERAL BANCORP]


                              FINANCIAL HIGHLIGHTS
             (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)



                                                                   THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                        JUNE 30,                           JUNE 30,
                                                                      (Unaudited)                        (Unaudited)

OPERATIONS:                                                    2004               2003               2004               2003
-----------------------------------------                  ------------       ------------       ------------       ------------
Interest income                                            $      2,050       $      1,596       $      4,091       $      3,199
Interest expense                                                    977                980              1,958              2,139
                                                           ------------       ------------       ------------       ------------
Net interest income                                               1,073                616              2,133              1,060
Provision for loan losses                                            39                (18)               209               (122)
Non-interest income                                                 659              1,106              1,361              2,325
Non-interest expense                                              1,602              1,658              3,189              3,420
                                                           ------------       ------------       ------------       ------------
Income before income tax                                             91                 82                 96                 87
Income taxes                                                        (19)               (21)               (79)               (71)
                                                           ------------       ------------       ------------       ------------
  Net income                                               $        110       $        103       $        175       $        158
                                                           ============       ============       ============       ============

PER SHARE:
-----------------------------------------
Basic net income                                           $       0.01       $       0.01       $       0.02       $       0.02
Diluted net income                                                 0.01               0.01               0.02               0.02
Book value at period end                                           1.42               1.43
Market price (bid) at period end                                   1.47               1.30
Average common and common
  equivalent shares outstanding                              10,335,466          9,618,659          9,979,430          8,234,129

AVERAGE BALANCES:
-----------------------------------------
Total assets                                               $    196,174       $    143,225       $    191,055       $    139,363
Total earning assets                                            178,380            124,287            173,193            120,214
Total loans                                                     110,328             73,816            108,292             73,047
Total deposits                                                  130,079            107,367            127,223            108,124
Total stockholders' equity                                       15,744             13,554             14,562             11,659
FHLB advances                                                    36,292             12,153             35,782              8,038
Borrowings                                                       11,695              7,723             11,143              9,092

PERFORMANCE RATIOS:
-----------------------------------------
Return on average assets                                           0.23%              0.29%              0.18%              0.23%
Return on average equity                                           2.82%              3.06%              2.42%              2.74%
Net interest margin                                                2.42%              1.99%              2.48%              1.78%

LOAN QUALITY RATIOS:
-----------------------------------------
Net charge-offs to average loans and letters of credit             0.22%              0.11%              0.35%              0.06%
Allowance for loan and letter of credit losses to total
  loans and letters of credit at end of period                     0.74%              0.93%
Non-performing loans to total loans                                0.84%              1.88%
Non-performing assets to total assets                              0.53%              1.13%

SAVINGS BANK CAPITAL RATIOS:
-----------------------------------------
Tangible equity to assets at end of period                         7.03%              7.63%
Risk-based capital ratios:
  Tier 1 capital                                                   9.82%             10.17%
  Total capital                                                   13.85%             12.50%

AT PERIOD END:
-----------------------------------------
Total assets                                              $     192,757       $    147,928
Total earning assets                                            174,884            130,645
Total loans                                                     107,803             77,294
Total deposits                                                  120,401            110,342
Total stockholders' equity                                       15,578             13,747
FHLB Advances                                                    39,900             17,000
Borrowings                                                       15,367              4,302
Common shares outstanding                                    10,999,871          9,618,658